EXHIBIT 10

SERVICE AGREEMENT

This Service Agreement (hereinafter called “Agreement”) is made effective as of the 1st day of January 1994, by and between Directed Services, Inc., a New York Corporation (hereinafter called “DSI”), and Golden American Life Insurance Company, a Delaware Insurance Corporation (hereinafter called “Golden American”).

WHEREAS, DSI has extensive experience in the distribution of variable insurance business; and

WHEREAS, Golden American is an affiliate of DSI and desires DSI to perform certain marketing, sales and other services (hereinafter called “Services”) for Golden American in its insurance operations and desires further to make use in its day-to-day operations of certain personnel, property, equipment, and facilities (hereinafter called “Facilities”) of DSI as Golden American may request; and

WHEREAS, DSI desires Golden American to perform certain managerial, supervisory, treasury, accounting, financial reporting, systems, legal and tax-related tasks for DSI in its securities operations and further to make use in its day-to-day operations of certain personnel, property, equipment, and facilities of Golden American as DSI may request; and

WHEREAS, DSI and Golden American contemplate that such an arrangement will achieve certain operating economies, and improve services to the mutual benefit of both DSI and Golden American; and

WHEREAS, DSI and Golden American wish to assure that all charges for Services and the use of Facilities incurred hereunder are reasonable and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically to bring them into alignment with actual costs; and

WHEREAS, DSI and Golden American wish to identify the Services to be rendered to Golden American and DSI and to provide a method of fixing bases for determining the charges to be made.

NOW, THEREFORE, in consideration of the premises and of the promises set forth herein, and intending to be legally bound hereby, DSI and Golden American agree as follows:

1.	PERFORMANCE OF SERVICES

Both parties agree to the extent requested by the other party to perform such Services for each other as the parties determine to be reasonably necessary in the conduct of their insurance operations and securities operations.

Each party agrees at all times to use its best efforts to maintain sufficient personnel and Facilities of the kind necessary to perform the Services contemplated under this Agreement. Each shall have the right upon thirty (30) days prior written notice to the other to subcontract with those parents, subsidiaries, affiliates or unrelated third parties (hereinafter “SUBS”) accepted in writing by the other party to perform any Services and provide any personnel and Facilities which each is obligated to provide pursuant to this Agreement and in strict accordance with the terms, conditions and limitations contained in this Agreement. In addition, each party agrees that shared personnel may be used. Services provided by such shared personnel may satisfy either party’s obligations to perform Services under this Agreement.

(a)	CAPACITY OF PERSONNEL

Whenever either party utilizes its personnel to perform Services for the other pursuant to this Agreement, such personnel shall at all times remain employees of the employer subject solely to its direction and control and the employer shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

No facility of either party used in performing Services for or subject to use by the other party shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(b)	EXERCISE OF JUDGEMENT IN RENDERING SERVICES

In providing any Services hereunder which require the exercise of judgement, each party shall perform any such Service in accordance with any standards and guidelines developed and communicated to the other party. In performing any Services, hereunder, each party shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interest of the other party.

Neither party shall have liability for any action taken or omitted by it, in furnishing Services and Facilities under this Agreement, in good faith and without gross negligence.

(c)	CONTROL

The performance of Services by DSI for Golden American or Golden American for DSI pursuant to this Agreement shall in no way impair the absolute control of the business and operations of DSI or Golden American by their respective Boards of Directors. Each party shall act hereunder so as to assure the separate operating identity of the other party.

2.	SERVICES

The performance of DSI under this Agreement with respect to the business and operations of Golden American shall at all times be subject to the direction and control of the Board of Directors of Golden American. The performance of Golden American under this Agreement with respect to the business and operations of DSI shall at all times be subject to the direction and control of the Board of Directors of DSI.

2.1         Subject to the foregoing and to the terms and conditions of this Agreement, DSI shall provide to Golden American the Services set forth below.

(a)	MARKETING

DSI shall provide marketing Services, including recruitment and direction of internal wholesalers, validation of agents' training allowances and development allowances and the administration of all agency matters.

(b)	ADVERTISING AND SALES PROMOTIONAL SERVICES

Under the general supervision of the Board of Directors of Golden American and subject to the direction, control and prior approval of the responsible officers of Golden American, DSI shall provide sales Services, including sales aids, rate guides, sales brochures, solicitation materials and such other promotional materials, information, assistance and advice as shall assist the sales efforts of Golden American. DSI shall also interface to the extent necessary or appropriate with the NASD and SEC regarding marketing materials.

(c)        DSI shall provide underwriting and related securities Services to Golden American in its offerings of insurance products.

(d)        DSI shall provide supervisory and regulatory expertise and support as necessary to facilitate Golden American’s offering of insurance products, including NASD and SEC interface regarding registered representatives and registration statements.

2.2       Subject to the forgoing and to the terms and conditions of this Agreement, Golden American shall provide to DSI the services set forth below.

(a)	SUPERVISORY/MANAGERIAL

Golden American shall provide managerial and supervisory services to DSI regarding insurance operations, insurance distribution and product specific knowledge/information or training.

(b)	ACCOUNTING/FINANCIAL

Golden American shall provide treasury, accounting, and financial reporting services, including systems support as requested by DSI to support DSI’s investment advisory and in the performance of allocations of salaries and expenses of the parties to this Agreement.

(c)	TAX

Golden American shall provide tax-related consulting and related services to DSI’s operations.

(d)	LEGAL

Golden American shall provide legal support for DSI.

(e)	COMMISSIONS PROCESSING

Golden American shall process the payment of commissions for DSI.

3.	CHARGES

Golden American agrees to reimburse DSI and DSI agrees to reimburse Golden American for Services provided to each other pursuant to this Agreement. The charges for such Services and Facilities shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to each party, plus a reasonable charge for direct overhead such as rent expense, the amount of such charge for overhead to be agreed upon by the parties from time to time. When shared personnel are used to perform Services, allocations of the cost of such personnel including salaries and benefits shall be in proportion to the time spent by such personnel directly relating to Services performed for the appropriate party to this Agreement.

Each party's determination of charges hereunder shall be presented to the other party, and if a party objects to any such determination, it shall so advise the other party within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to each party and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to DSI and Golden American whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by DSI and Golden American.

4.	PAYMENT

Each party shall submit to the other party within thirty (30) days of the end of each calendar month a written statement of the amount estimated to be owed by the other party for Services and the use of Facilities pursuant to this Agreement in that calendar month and each party shall pay to the party rendering the statement within thirty (30) days following receipt of such written statement the amount set forth in the statement.

5.	ACCOUNTING RECORDS AND DOCUMENTS

Each party shall be responsible for maintaining full and accurate accounting records of all Services rendered and Facilities used pursuant to this Agreement to the other party and such additional information as each may reasonably request for purposes of its internal bookkeeping and accounting operations. They shall keep such accounting records insofar as they pertain to the computation of charges hereunder available at their principal offices for audit, inspection and copying by the other party or any governmental agency having jurisdiction over each entity during all reasonable business hours.

With respect to accounting and statistical records prepared by reason of their performance under this Agreement, summaries of such records shall be delivered to the other party within thirty (30) days from the end of the month to which the records pertain, or as soon thereafter as practicable.

6.	OTHER RECORDS AND DOCUMENTS

All books, records, and files established and maintained by DSI by reason of its performance under this Agreement which, absent this Agreement, would have been held by Golden American shall be deemed the property of Golden American, and shall be subject to examination by Golden American and persons authorized by it at all times, and shall be delivered to Golden American at least quarterly. The records held by Golden American for services provided for DSI shall be deemed property of DSI, and shall be subject to examination by DSI and persons authorized by it at all times.

With respect to original documents other than those provided for in Section 5 hereof which would otherwise be held by Golden American and which may be obtained by DSI in performing under this Agreement, DSI shall deliver such documents to Golden American within thirty (30) days of their receipt by DSI except where continued custody of such original documents is necessary to perform services hereunder. The records held by Golden American in the performance of services for DSI shall be delivered to DSI within thirty (30) days of their receipt by Golden American except where continued custody is necessary to perform services hereunder.

7.	RIGHT TO CONTRACT WITH SUBS

Nothing herein shall be deemed to grant either an exclusive right to provide Services to the other party, and each party retains the right to contract with any SUB, affiliated or unaffiliated, for the performance of Services or for the use of Facilities as are available to or have been requested by either party pursuant to this Agreement.

8.	TERMINATION AND MODIFICATION

This Agreement shall remain in effect until terminated by either DSI or Golden American upon giving thirty (30) days or more advance written notice, provided that Golden American shall have the right to elect to continue to receive data processing Services and/or to continue to utilize data processing Facilities and related software for up to one year from the date of such notice. Upon termination, each party shall promptly deliver to the other party all books and records that are, or are deemed by this Agreement to be, the property of the other party.

9.	SETTLEMENT ON TERMINATION

No later than ninety (90) days after the effective date of termination of this Agreement, each party shall deliver to the other party a detailed written statement of all charges incurred and not included in any previous statement to the effective date of termination. The amount owned hereunder shall be due and payable within thirty (30) days of receipt of such statement.

10.	ASSIGNMENT

This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto or their respective legal successors from any obligations or liabilities that would otherwise be applicable. The covenants and agreements contained in this Agreement shall be binding upon, extend to and enure to the benefit of the parties hereto, their and each of their successors and assigns respectively.

11.	GOVERNING LAW

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Delaware.

12.	ARBITRATION

Any unresolved difference of opinion between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof, and judgement upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in Wilmington, Delaware, or at such other place as the parties may mutually agree.

13.	NOTICE

All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, addressed:

(a)	If to DSI, to:

Bernard R. Beckerlegge

General Counsel and Secretary

Directed Services, Inc.

280 Park Avenue, 14th Floor-West

New York, New York 10017

(b)	If to Golden American, to:

David L. Jacobson

Senior Vice President and Assistant Secretary

Golden American Life Insurance Company

1001 Jefferson Street, Suite 400

Wilmington, Delaware 19801

or to such other person or place as each party may from time to time designate by written notice sent as aforesaid.

14.	ENTIRE AGREEMENT

This Agreement, together with such Amendments as may from time to time be executed in writing by the parties, constitutes the entire Agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, and their respective corporate seals to be attached hereto this 7th day of March 1995.

Directed Services, Inc.

By:	/s/ Mary Bea Wilkenson

Golden American Life Insurance Company

By:	/s/ David L. Jacobson

The Service Agreement between Golden American Life Insurance Company (“Golden American”) and Directed Services, Inc. (“DSI”) dated March 7, 1995 is hereby amended by mutual agreement of the parties by addition of the following provisions:

Section 2.1      Services of Directed Services, Inc. shall be amended by adding the following:

(e)	DSI shall conduct due diligence meetings and conferences to educate third-party broker-dealers regarding Golden American’s insurance products.

Section 3.        CHARGES shall be amended by adding the following examples demonstrating equitable determination of expenses. These examples are intended to show the intent of the parties and are not all inclusive:

(a)	Expenses relating to compensation of wholesalers –

1.	Golden American shall pay the base compensation of wholesalers. This serves as Golden American’s share for providing insurance knowledge and insurance distribution services.

2.	DSI shall pay the bonus compensation of wholesalers. This serves as DSI’s share for providing marketing services to third-party broker-dealers.

(b)	Expenses related to the production of marketing materials –

(b)	Golden American pays for prospectus and marketing materials

directly related to the insurance products.

(c)	DSI pays for marketing materials related to its investment advisory functions, including brochures describing fund performance, fund objectives and fund risks.

This amendment was executed December 18, 1995 and is effective as of March 7, 1995.

By: /s/	Mary Bea Wilkerson	By: /s/	David L. Jacobson
	Directed Services, Inc.		Golden American Life Insurance Company

SECOND AMENDMENT TO SERVICE AGREEMENT

This is the Second Amendment (this “Amendment”) to the Service Agreement between ING USA Annuity and Life Insurance Company (formerly, Golden American Life Insurance Company) (“ING USA”) and Directed Services LLC (formerly, Directed Services, Inc.) (“DSL”). This Amendment, executed on August 9, 2007, is effective as of July 31, 2007.

1.         Background. ING USA and DSL are parties to a Service Agreement, dated March 7, 1995 (the “Base Agreement”) pursuant to which ING USA and DSL provide each other with certain services more particularly described in Section 2 of the Base Agreement. ING USA and DSL executed a first amendment, effective March 7, 1995, to the Base Agreement (the “First Amendment”) pursuant to which the parties (i) clarified certain services to be provided by DSL; and (ii) added expense examples to Section 3 of the Base Agreement to clarify equitable expense determinations. The Base Agreement, together with the First Amendment is hereinafter referred to as the “Agreement”. ING USA and DSL wish to amend (i) Section 3(c) of the Agreement relating to compensation payable to ING USA for managerial and supervisory services; and (ii) Section 11 of the Agreement to provide for the laws of Iowa as the governing law of the Agreement. Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.         Amendment to Section 3 of the Agreement. Section 3 is amended by the deletion of subparagraph (c) and the insertion of the following provision as subparagraph (c) thereof;

“(c)     Expenses for managerial and supervisory services – DSL shall pay to ING USA on a monthly basis in arrears, an amount equal to the product of the Monthly Rate (as hereinafter defined) times the Monthly AUM (as hereinafter defined). Monthly Rate shall mean for any month, the amount derived by dividing total average assets ING Investors Trust for such month by the net income earned by ING Investors Trust for such month. Monthly AUM shall mean for any month, that portion of the total average assets of ING Investors Trust for such month that is attributable to ING USA deposits.”

3.         Amendment to Section 11 of the Agreement. Section 11 is deleted and the following provision is inserted in lieu thereof:

“11. Governing Law.

This Agreement is made pursuant to, and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Iowa.”

4.         Amended Agreement. Except as specifically amended by this Amendment, each and every term of the Agreement remains in full force and effect.

5.         Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on August 9, 2007.

ING USA Annuity and Life Insurance Company

By: /s/ Alice W. Su
Alice W. Su
Vice President and Actuary

Directed Services LLC

By: /s/ Alyce L. Shaw
Alyce L. Shaw
Vice President